UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: April 11, 2013 (April 10, 2013)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

Purchase Agreement

On April 10, 2013, Penn Virginia Corporation (“PVA”) entered into a purchase agreement (the “Purchase Agreement”), by and among PVA, the subsidiaries of PVA named therein (the “Guarantors”) and RBC Capital Markets, LLC, as representative of the initial purchasers listed in Schedule 1 thereto (the “Initial Purchasers”), which provides for the sale by PVA of $775,000,000 aggregate principal amount of its 8.500% Senior Notes due 2020 (the “Notes”) to the Initial Purchasers in a private placement (the “Offering”). The Notes will be fully and unconditionally guaranteed (the “Guarantees”) on a senior unsecured basis by the Guarantors. The Offering is expected to close on April 24, 2013.

The Purchase Agreement contains customary representations, warranties and covenants, and includes the terms and conditions for the sale of the Notes, indemnification (including indemnification for liabilities under the Securities Act) and contribution obligations, and other terms and conditions customary in agreements of this type.

Certain of the Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial banking and other commercial dealings in the ordinary course of business with PVA and its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, RBC Capital Markets, LLC (“RBC”) has acted as PVA’s financial advisor in connection with the previously announced acquisition of Eagle Ford Hunter, Inc. (the “Acquisition”) and, as previously disclosed, PVA has obtained a commitment from affiliates of RBC and Wells Fargo Securities, LLC (“Wells Fargo”) to arrange certain senior unsecured bridge loans in connection with the Acquisition. RBC is also acting as the dealer manager and solicitation agent in connection with PVA’s tender offer for all of its outstanding 10.375% Senior Notes due 2016. Additionally, affiliates of each of the Initial Purchasers are lenders under PVA’s revolving credit facility and an affiliate of Wells Fargo acts as the trustee under PVA’s 10.375% Senior Notes due 2016 and PVA’s 7.25% Senior Notes due 2019.

A copy of the Purchase Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K, is incorporated herein by reference and is hereby filed. The description of the Purchase Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by reference to the complete text of such agreement.

Credit Agreement Amendment

On April 10, 2013, PVA entered into the Waiver and Second Amendment to Credit Agreement, dated as of April 10, 2013, among Penn Virginia Holding Corp., a subsidiary of PVA, as borrower, PVA, as parent, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Second Credit Agreement Amendment”). The Second Credit Agreement Amendment provides for, among other things, the ability of PVA to enter into certain hedging transactions on assets acquired pursuant to the Acquisition and the waiver by the required lenders, effective as of the closing date of the Acquisition, of the automatic reduction in the borrowing base with respect to an aggregate principal amount of up to $350.0 million of Notes.

A copy of the Second Credit Agreement Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K, is incorporated herein by reference and is hereby filed. The description of the Second Credit Agreement Amendment in this Current Report on Form 8-K is a summary and is qualified in its entirety by reference to the complete text of such agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Purchase Agreement, dated as of April 10, 2013, by and among Penn Virginia Corporation, the guarantors party thereto and RBC Capital Markets, LLC, as representative of the initial purchasers named therein.

10.1	Waiver and Second Amendment to Credit Agreement, dated as of April 10, 2013, among Penn Virginia Holding Corp., as borrower, Penn Virginia Corporation, as parent, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2013

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

1.1	Purchase Agreement, dated as of April 10, 2013, by and among Penn Virginia Corporation, the guarantors party thereto and RBC Capital Markets, LLC as representative of the initial purchasers named therein.

10.1	Waiver and Second Amendment to Credit Agreement, dated as of April 10, 2013, among Penn Virginia Holding Corp., as borrower, Penn Virginia Corporation, as parent, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.